Chuy’s Holdings, Inc. Announces Fourth Quarter and Fiscal Year 2020 Financial Results

AUSTIN, Texas, March 4, 2021 - Chuy’s Holdings, Inc. (NASDAQ:CHUY) today announced financial results for the 13-week and 52-week periods ended December 27, 2020.
Selected monthly comparable restaurant sales and average weekly sales per restaurant for the fourth quarter and the first quarter of 2021 to-date are as follows:

	Month Ending
	10/25/20	11/22/20	12/27/20	1/24/21
Comparable Restaurant Sales	(14.2)%	(18.0)%	(21.8)%	(14.7)%
Average Weekly Sales per Restaurant	$68,464	$64,473	$64,655	$69,399
Number of Open Restaurants	92	92	92	92
Comparable restaurant sales were negatively impacted by closures of dining rooms in Kentucky, Colorado and Illinois during the latter part of November and December due to the COVID-19 pandemic as well as reduced traffic during the Thanksgiving week and on Christmas Day which fell on Friday, a higher volume day, as compared to Wednesday last year. Off-premise sales remained strong at a rate more than double pre-COVID-19 levels ranging from 30% to 35% of all revenue during the fourth quarter and the first quarter of 2021 to date. As of December 27, 2020, the Company had a strong financial position with $86.8 million in cash and cash equivalents, no debt and $25.0 million of availability under its revolving credit facility. The Company believes it maintains ample financial flexibility with which to navigate the current environment.
Highlights for the fourth quarter ended December 27, 2020 were as follows:
•Revenue was $78.7 million compared to $102.0 million in the fourth quarter of 2019.
•Comparable restaurant sales decreased 18.3%.
•Net income was $1.8 million, or $0.09 per diluted share, compared to net loss of $1.4 million, or $0.09 per diluted share, in the fourth quarter of 2019, an increase of $3.2 million.
•Adjusted net income(1) was $3.9 million, or $0.19 per diluted share, compared to $3.3 million, or $0.20 per diluted share, in the fourth quarter of 2019, an increase of $0.6 million.
•Restaurant-level operating profit(1) increased approximately 10% to $16.0 million compared to $14.6 million in the fourth quarter of 2019. Restaurant-level operating margin(1) increased by approximately 600 basis points to 20.3% compared to 14.3% in the fourth quarter of 2019.
Highlights for the fiscal year ended December 27, 2020 were as follows:
•Revenue was $321.0 million compared to $426.4 million in the fiscal year 2019.
•Comparable restaurant sales decreased 22.1%.
•Net loss was $3.3 million, or $0.18 per diluted share, compared to net income of $6.2 million, or $0.37 per diluted share, during the fiscal 2019, a decrease of $9.5 million.

•Adjusted net income(1) decreased to $15.4 million, or $0.84 per diluted share, compared to $17.6 million, or $1.04 per diluted share, during the fiscal 2019.
•Restaurant-level operating profit(1) decreased to $61.2 million compared to $65.6 million during the fiscal year 2019. Restaurant-level operating margin(1) increased by approximately 370 basis points to 19.1% compared to 15.4% in the fiscal 2019.
(1)Adjusted net income, restaurant-level operating profit and restaurant-level operating margin are non-GAAP measures. For reconciliations of adjusted net income, restaurant-level operating profit and restaurant-level operating margin to the most directly comparable GAAP measure see the accompanying financial tables. For a discussion of why we consider them useful, see “Non-GAAP Measures” below.
Steve Hislop, President and Chief Executive Officer of Chuy’s Holdings, Inc. stated, “The tenacity and resilience of our team members have helped us to successfully navigate unprecedented external challenges in 2020, and it is a privilege to be able to work alongside our team during this difficult time. Despite closures of certain dining rooms in November and December due to heightened COVID-19 restrictions in some of our markets, we were able to sequentially improve comparable sales for the fourth quarter as compared to the third quarter of 2020. We are also pleased to have improved our restaurant-level profitability compared to the same quarter last year, both on a dollar and margin basis, through our continued focus on cost management and enhanced operating efficiency. While uncertainty remains surrounding the pandemic, our guests continue to appreciate the unique appeal of our high quality, made-from-scratch food and drinks. Along with our strong balance sheet, we are cautiously optimistic about the strength of our business and will remain nimble to the ever-changing market conditions as we begin 2021.”
Fourth Quarter 2020 Financial Results
Revenue was $78.7 million in the fourth quarter of 2020 compared to $102.0 million in the fourth quarter of 2019. Sales in the fourth quarter of 2020 were negatively impacted by a decline in customer traffic as a result of COVID-19 and a loss of 145 operating weeks due to closures of four restaurants during the fourth quarter of 2019 and nine restaurants during first quarter of 2020. For the fourth quarter of 2020, off-premise sales were approximately 33% of total revenue compared to approximately 14% in the same period last year.
Comparable restaurant sales decreased 18.3% for the fourth quarter of 2020 compared to the same period last year primarily driven by a 24.3% decrease in average weekly customers, partially offset by a 6.0% increase in average check. The comparable restaurant sales by month during the fourth quarter decreased: 14.2%, 18.0% and 21.8%. The comparable restaurant base consisted of 86 restaurants at the end of the fourth quarter of 2020.
Total restaurant operating costs as a percentage of revenue improved by approximately 600 basis points to 79.7% in the fourth quarter of 2020 from 85.7% in the fourth quarter of 2019 primarily driven by the following:

•Cost of sales decreased 170 basis points primarily as a result of switching to a limited menu and eliminating the complimentary buffet style chips and salsa, or “Nacho Car”, partially offset by an increase of approximately 70 basis points in the cost of beef and of approximately 20 basis points in the cost of chicken.
•Labor costs decreased 600 basis points largely as a result of a reduction in hourly employees and store management personnel as the Company transitioned to a new operating model during the second quarter of fiscal 2020 as well as hourly labor rate deflation at its comparable restaurants of approximately 3.6%.
•Operating costs increased 50 basis points primarily driven by increases in delivery service charges and to-go supplies as a result of the growth of the Company’s off-premise business, partially offset by lower credit card fees, insurance costs and liquor taxes.
•Occupancy costs increased 100 basis points primarily as a result of sales deleverage on fixed occupancy expenses.

•Marketing expense remained relatively flat at 1.1% of revenue compared to the fourth quarter of 2019 and increased 50 basis points, compared to the third quarter of 2020, as the Company began to ramp up its digital advertising campaigns across the nation.
Restaurant pre-opening expenses decreased to $0.3 million in the fourth quarter of 2020 compared to $0.6 million for the same period in 2019 due to a postponement of new store openings, during the COVID-19 pandemic, to fiscal year 2021.
General and administrative expenses increased to $6.0 million for the fourth quarter of 2020 compared to $5.7 million for the same period in 2019. This increase was primarily driven by discretionary bonuses as a result of the Company achieving restaurant-level operating margins above industry standards during the COVID-19 pandemic, partially offset by reduced travel, professional and legal fees, and various other expenses as a result of cost saving measures in response to COVID-19.
Impairment, closed restaurant and other costs were $2.8 million ($2.1 million, net of tax or $0.11 per diluted share) during the fourth quarter of 2020. These costs included a non-cash impairment charge of an operating lease asset due to the abandonment of a restaurant in development during the fourth quarter and closed restaurants costs.
The Company recorded income tax expense of $0.1 million in the fourth quarter of 2020 compared to a benefit of $1.7 million during the comparable period in 2019. The increase in tax expense was primarily related to net income as compared to net loss in the same period last year.
As a result of the foregoing, net income was $1.8 million, or $0.09 per diluted share, as compared to net loss of $1.4 million, or $0.09 per diluted share, in the fourth quarter of 2019.
Adjusted net income was $3.9 million and $0.19 per diluted share in the fourth quarter of 2020 as compared to $3.3 million and $0.20 per diluted share in the fourth quarter of 2019. Please see the reconciliation of net income (loss) to adjusted net income in the accompanying financial tables.
Fiscal Year 2020 Financial Results
Revenue was $321.0 million in fiscal year 2020 compared to $426.4 million in fiscal year 2019. The decrease in revenue was primarily attributed to a decline in customer traffic as a result of COVID-19 and closures of six restaurants during fiscal 2019 and nine restaurants during fiscal 2020. The Company operated on an off-premise only operating model beginning in late March 2020 through May 2020. Since then, the Company reopened and operated dining rooms at varying degrees of operating capacity in 92 of its restaurants. The decrease in revenue was partially offset by $11.3 million of incremental revenue from an additional 183 operating weeks provided by new restaurants.
Comparable restaurant sales decreased 22.1% for the year ended December 27, 2020 compared to the same period in 2019 primarily driven by a 27.3% decrease in average weekly customers, partially offset by a 5.2% increase in average check.
Total restaurant operating costs as a percentage of revenue improved to 80.9% in the fiscal year 2020 from 84.6% in the fiscal 2019 primarily driven by the following:
•Cost of sales decreased 120 basis points primarily as a result of switching to a limited menu and eliminating the complimentary buffet style chips and salsa, or “Nacho Car,” which was partially offset by an increase of approximately 60 basis points in the cost of beef and approximately 10 basis points in the cost of dairy and cheese.
•Labor costs decreased 480 basis points primarily due to furloughing a substantial number of hourly employees as well as store management personnel to right-size our operations as the Company transitioned to an off-premise only operating model at the end of the first quarter of 2020. Hourly labor rate inflation in comparable stores was approximately 0.4%.
•Operating costs increased by 110 basis points primarily driven by increases in delivery service charges and to-go supplies as a result of the growth in the Company's off-premise business, partially offset by lower credit card fees and liquor taxes.
•Occupancy costs increased 170 basis points primarily as a result of sales deleverage on fixed occupancy expenses and higher property taxes.
•Marketing expense decreased 40 basis points primarily due to the suspension of the Company’s national-level marketing initiatives in response to COVID-19 while relying on more cost effective local store digital marketing efforts during the second and third quarter of 2020. The Company partially resumed it's advertising campaigns during the fourth quarter of 2020.
Restaurant pre-opening expenses decreased to $1.8 million for the year ended December 27, 2020 compared to $2.9 million for the same period in 2019 due to a postponement of new store openings, during the COVID-19 pandemic, to fiscal 2021.
General and administrative expenses decreased to $22.2 million for the year ended December 27, 2020 compared to $23.7 million for the same period in 2019. This was primarily driven by a decrease in performance-based bonuses and reduced travel as part of our cost saving response to COVID-19.
Impairment, closed restaurant and other costs were $26.8 million ($20.5 million, net of tax or $1.12 per diluted share) during fiscal 2020. As a result of the COVID-19 pandemic, the Company recorded non-cash impairment charges relating to restaurant closures, the discontinuation of the complimentary "Nacho Car" as well as write-offs of idle, or abandoned, development costs. During fiscal year 2020, the Company incurred approximately $5.1 million of closed restaurant costs.
During fiscal year 2020, the Company received a one-time insurance settlement in the amount of $1.0 million under its trade name restoration insurance policy ($0.8 million, net of tax or $0.04 per diluted share).
Income tax benefit was $5.5 million in fiscal 2020 and $2.9 million in fiscal year 2019. The increase in the tax benefit was primarily driven by a net loss in fiscal 2020 as compared to net income in the same period last year. The tax benefit recorded in fiscal year 2020 included a $1.1 million revaluation adjustment of the deferred tax assets due to the administrative correction of the depreciation recovery period for qualified improvement property and the reinstatement of net operating loss carrybacks as a result of the CARES Act.
As a result of the foregoing, net loss was $3.3 million, or $0.18 per diluted share in fiscal 2020, compared to net income of $6.2 million, or $0.37 per diluted share in fiscal 2019.
Adjusted net income decreased to $15.4 million or $0.84 per diluted share during fiscal 2020 compared to $17.6 million or $1.04 per diluted share during fiscal 2019. Please see the reconciliation of net (loss) income to adjusted net income in the accompanying financial tables.
2021 Outlook
Due to the ongoing uncertainty around the magnitude and duration of the COVID-19 pandemic, the Company is not in a position to provide fiscal 2021 financial guidance, except the Company anticipates:
•To open four to six new restaurants.
•Net capital expenditures (net of tenant improvement allowances) to be approximately $15 to $25 million.
•Restaurant pre-opening expenses to be approximately $2 to $3 million.

The following definitions apply to these terms as used in this release:
Comparable restaurant sales reflect changes in sales for the comparable group of restaurants over a specified period of time. We consider a restaurant to be comparable in the first full quarter following the 18th month of operations. Changes in comparable sales reflect changes in customer count trends as well as changes in average check.
Average check is calculated by dividing revenue by total entrées sold for a given time period. Average check reflects menu price increases as well as changes in menu mix.
Average weekly customers is measured by the number of entrées sold per week. Our management team uses this metric to measure changes in customer traffic.
Average weekly sales per restaurant is calculated by dividing total weekly sales by number of operating restaurants in a given week.
Total restaurant operating costs includes cost of sales, labor, operating, occupancy and marketing costs.
Conference Call
The Company will host a conference call to discuss financial results for the fourth quarter and fiscal year 2020 today at 5:00 p.m. Eastern Time. Steve Hislop, President and Chief Executive Officer, and Jon Howie, Vice President and Chief Financial Officer, will host the call.
The conference call can be accessed live over the phone by dialing 877-300-8521 or for international callers by dialing 412-317-6026. A replay will be available after the call and can be accessed by dialing 844-512-2921 or for international callers by dialing 412-317-6671; the passcode is 10152174. The replay will be available until Thursday, March 11, 2021.
The conference call will also be webcast live from the Company’s corporate website at www.chuys.com under the Investors section. An archive of the webcast will be available on the Company's corporate website shortly after the call has concluded.
About Chuy’s
Founded in Austin, Texas in 1982, Chuy's owns and operates full-service restaurants across 17 states serving a distinct menu of authentic, made from scratch Tex-Mex inspired dishes. Chuy's highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, "unchained" look and feel, as expressed by the concept's motto "If you've seen one Chuy's, you've seen one Chuy's!" For further information about Chuy's, including the nearest location, visit the Chuy's website at www.chuys.com.
Forward-Looking Statements
Certain statements in this release that are not historical facts, including, without limitation, those relating to uncertainty around COVID-19 and the Company’s ability to reopen restaurants, the Company’s ability to navigate the current environment and market conditions, 2021 restaurant openings, 2021 capital expenditures and 2021 restaurant pre-opening expense and other statements that can often be identified by words such as “expect,” “believe,” “intend,” “estimate,” “plans” and similar expressions, and variations or negatives of these words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the ultimate geographic spread, duration and severity of the coronavirus (COVID-19) pandemic, and the effectiveness of actions taken, or actions that may be taken, by governmental authorities to contain the pandemic or treat its impact, the actual number of restaurant openings and reopenings, the sales at the Company’s restaurants, changes in restaurant development or operating costs, such as food and labor, the Company’s ability to leverage its existing management and infrastructure, changes in restaurant pre-opening expense, general and administrative expenses, capital expenditures, our effective tax rate, impairment and closed restaurant costs, changes in the number of diluted shares outstanding, strength of consumer spending, conditions beyond the Company’s control such as timing of holidays, weather, natural disasters, acts of war or terrorism and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements, except as required by law.
Non-GAAP Measures
We prepare our financial statements in accordance with GAAP. Within our press release, we make reference to non-GAAP restaurant-level operating profit, restaurant-level operating margin and adjusted net income. Restaurant-level operating profit represents income (loss) from operations plus the sum of general and administrative expenses, restaurant pre-opening costs, legal settlement costs, gain on insurance settlements, impairment, closed restaurant and other costs and depreciation. Restaurant-level operating profit is presented because: (i) we believe it is a useful measure for investors to assess the operating performance of our restaurants without the effect of non-cash depreciation expenses; and (ii) we use restaurant-level operating profit internally as a benchmark to evaluate our restaurant operating performance and to compare our performance to that of our competitors. Additionally, we present restaurant-level operating profit because it excludes the impact of general and administrative expenses, which are not incurred at the restaurant level, restaurant pre-opening costs as well as impairment, closed restaurant and other costs, gain on insurance settlements and legal settlement costs. Although we incur pre-opening costs on an ongoing basis as we continue to open new restaurants, the pre-opening costs, legal settlement costs, gain on insurance settlements and impairment, closed restaurant and other costs are not components of a restaurant's ongoing operating expenses. The use of restaurant-level operating profit thereby enables us and our investors to compare operating performance between periods and to compare our operating performance to the performance of our competitors. The measure is also widely used within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. The use of restaurant-level operating profit as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. We present restaurant-level operating margin for the same reasons we present restaurant level operating profit.

Adjusted net income represents net income (loss) before legal settlement costs, impairment, closed restaurant and other costs, gain on insurance settlements, the income tax effect of these adjustments and the deferred tax CARES Act adjustment. We believe the use of adjusted net income provides additional information to enable us and our investors to facilitate year-over-year performance comparison and a comparison to the performance of our peers.

Restaurant-level operating profit, restaurant-level operating margin and adjusted net income exclude various expenses as discussed above that may materially impact our consolidated results of operations. As a result, these measures are not indicative of the Company’s consolidated results of operations. We present these measures exclusively as supplements to, and not substitutes for, net income or income from operations computed in accordance with GAAP. As supplemental disclosures, restaurant-level operating profit, restaurant-level operating margin and adjusted net income should not be considered as alternatives to net income or income from operations as an indicator of our performance or as alternatives to any other measure determined in accordance with GAAP.

Chuy’s Holdings, Inc. and Subsidiaries
Unaudited Condensed Consolidated Income Statements
(In thousands, except share and per share data)

	Quarter Ended				Year Ended
	December 27, 2020		December 29, 2019		December 27, 2020		December 29, 2019
Revenue	$78,708	100.0%	$102,032	100.0%	$320,952	100.0%	$426,357	100.0%

Costs and expenses:
Cost of sales	19,242	24.4	26,590	26.1	79,033	24.6	110,152	25.8
Labor	23,376	29.7	36,456	35.7	98,184	30.6	150,779	35.4
Operating	12,388	15.7	15,538	15.2	50,352	15.7	62,121	14.6
Occupancy	6,843	8.7	7,811	7.7	29,406	9.2	32,151	7.5
General and administrative	6,000	7.6	5,671	5.6	22,195	6.9	23,681	5.6
Marketing	844	1.1	1,068	1.0	2,732	0.9	5,555	1.3
Restaurant pre-opening	286	0.4	592	0.6	1,769	0.6	2,949	0.7
Legal settlement	—	—	(160)	(0.2)	—	—	615	0.1
Impairment, closed restaurant and other costs	2,795	3.6	6,291	6.2	26,794	8.3	14,179	3.3
Gain on insurance settlements	—	—	—	—	(1,000)	(0.3)	—	—
Depreciation	5,003	6.3	5,254	5.1	20,031	6.2	20,739	4.9
Total costs and expenses	76,777	97.5	105,111	103.0	329,496	102.7	422,921	99.2
Income (loss) from operations	1,931	2.5	(3,079)	(3.0)	(8,544)	(2.7)	3,436	0.8
Interest expense, net	19	—	32	—	257	—	122	—
Income (loss) before income taxes	1,912	2.5	(3,111)	(3.0)	(8,801)	(2.7)	3,314	0.8
Income tax expense (benefit)	130	0.2	(1,681)	(1.6)	(5,507)	(1.7)	(2,901)	(0.7)
Net income (loss)	$1,782	2.3%	$(1,430)	(1.4)%	$(3,294)	(1.0)%	$6,215	1.5%

Net income (loss) per common share: Basic	$0.09		$(0.09)		$(0.18)		$0.37
Net income (loss) per common share: Diluted	$0.09		$(0.09)		$(0.18)		$0.37

Weighted-average shares outstanding: Basic	19,702,313		16,623,775		18,396,335		16,728,955
Weighted-average shares outstanding: Diluted	19,927,473		16,623,775		18,396,335		16,824,395

Reconciliation of GAAP net income (loss) and net income (loss) per share to adjusted results
(Unaudited, in thousands except share and per share data)

	Quarter Ended		Year Ended
	December 27, 2020	December 29, 2019	December 27, 2020	December 29, 2019
Net income (loss) as reported	$1,782	$(1,430)	$(3,294)	$6,215
Impairment, closed restaurant and other costs	2,795	6,291	26,794	14,179
Legal settlement	—	(160)	—	615
Gain on insurance settlements	—	—	(1,000)	—
Income tax effect on adjustments (1)	(653)	(1,433)	(6,028)	(3,457)
Deferred tax CARES Act adjustment (2)	(63)	—	(1,079)	—
Adjusted net income	$3,861	$3,268	$15,393	$17,552

Adjusted net income per common share: basic	$0.20	$0.20	$0.84	$1.05
Adjusted net income per common share: diluted	$0.19	$0.20	$0.84	$1.04

Weighted-average shares outstanding: basic	19,702,313	16,623,775	18,396,335	16,728,955
Weighted-average shares outstanding: diluted	19,927,473	16,623,775	18,396,335	16,824,395

(1)Reflects the tax expense associated with the adjustments for impairment, closed restaurant and other costs as well as gain on insurance and legal settlements during the thirteen weeks and fifty-two weeks ended December 27, 2020 and December 29, 2019. The Company has changed its method of calculating the interim income tax effect on adjustments to improve consistency and predictability of calculations at the interim period and to better align it with the year-end tax effect of these adjustments. The Company now uses its statutory rate to calculate the tax effect on adjustments as compared to calculations based on the change in the tax provision calculation after adjusting for these reconciling items. The prior period amounts have been restated for comparability.
(2)Reflects the tax benefit recorded during the thirteen and fifty-two weeks ended December 27, 2020 associated with the CARES Act administrative correction of the depreciation recovery period for qualified improvement property.

Reconciliation of GAAP income (loss) from operations to restaurant-level operating profit
(Unaudited, in thousands)

	Quarter Ended		Year Ended
	December 27, 2020	December 29, 2019	December 27, 2020	December 29, 2019
Income (loss) from operations as reported	$1,931	$(3,079)	$(8,544)	$3,436
General and administrative	6,000	5,671	22,195	23,681
Restaurant pre-opening expenses	286	592	1,769	2,949
Legal settlement	—	(160)	—	615
Impairment, closed restaurant and other costs	2,795	6,291	26,794	14,179
Gain on insurance settlements	—	—	(1,000)	—
Depreciation	5,003	5,254	20,031	20,739
Restaurant-level operating profit	$16,015	$14,569	$61,245	$65,599

Restaurant-level operating margin (1)	20.3%	14.3%	19.1%	15.4%

(1)Restaurant-level operating margin is calculated by dividing restaurant-level operating profit by revenue.

Chuy’s Holdings, Inc. and Subsidiaries
Unaudited Selected Balance Sheet Data
(In thousands)

	December 27, 2020	December 29, 2019
Cash and cash equivalents	$86,817	$10,074
Total assets	493,675	446,069
Long-term debt	—	—
Total stockholders’ equity	241,858	194,936

Investor Relations
Fitzhugh Taylor
203-682-8261
investors@chuys.com